EXHIBIT 99.1

ITEM 7.	Management’s Discussion and Analysis of Financial Condition And Results of Operations

The following discussion and analysis addresses material changes in the financial condition and results of operations of Mylan Inc. and subsidiaries (the “Company,” “Mylan,” “our” or “we”) for the periods presented. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements, the related Notes to Consolidated Financial Statements and our other Securities and Exchange Commission (“SEC”) filings and public disclosures.

This discussion and analysis may contain “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about our market opportunities, strategies, competition and expected activities and expenditures, and at times may be identified by the use of words such as “may,” “will,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue,” “pursue” and variations of these words or comparable words. Forward-looking statements inherently involve risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risks described in the section entitled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012. We undertake no obligation to update any forward-looking statements for revisions or changes after the filing date of this information.
Executive Overview

Mylan ranks among the leading generic and specialty pharmaceutical companies in the world, offering one of the industry’s broadest and highest quality product portfolios, a robust pipeline and a global commercial footprint that spans approximately 140 countries and territories. With a workforce of more than 20,000 employees and external contractors, Mylan has attained leading positions in key international markets through its wide array of dosage forms and delivery systems, significant manufacturing capacity, global scale and commitment to quality and customer service. We hold a leading generics sales position in three of the world’s largest pharmaceutical markets, those being the United States (“U.S.”), France and the United Kingdom (“U.K.”), and we also hold leading sales positions in several other key generics markets, including Australia, Belgium, Italy, Portugal and Spain. Mylan also operates one of the world’s largest active pharmaceutical ingredient (“API”) manufacturers with respect to the number of drug master files filed with regulatory agencies. This capability makes Mylan one of only two global generics companies with a comprehensive, vertically integrated supply chain.

Mylan has two segments, “Generics” and “Specialty.” Generics primarily develops, manufactures, sells and distributes generic or branded generic pharmaceutical products in tablet, capsule, injectable or transdermal patch form, as well as API. Specialty engages mainly in the manufacture and sale of branded specialty nebulized and injectable products. Our specialty pharmaceutical business is conducted through our wholly owned subsidiary, Mylan Specialty L.P. We also report in Corporate/Other certain research and development expenses, general and administrative expenses, litigation settlements, amortization of intangible assets and certain purchase accounting items, impairment charges, if any, and other items not directly attributable to the segments.

Significant recent events include the following:

Agila Specialties
On February 27, 2013, the Company announced that it has signed a definitive agreement to acquire Agila Specialties Private Limited, a developer, manufacturer and marketer of high-quality generic injectable products, from Strides Arcolab Limited for approximately $1.6 billion in cash plus contingent payments of up to $250 million subject to certain conditions. The transaction will be funded through $1 billion in committed financing and the use of cash on hand and borrowings from the Company's revolving credit facility. As a result of the acquisition, the Company will significantly expand and strengthen its injectable product portfolio and gain entry into new geographic markets, such as Brazil. The transaction is expected to close in the fourth quarter of 2013 and is subject to certain closing conditions and regulatory approvals.

Pfizer Japan Collaboration Agreement
On August 22, 2012, the Company and Pfizer Japan Inc. (“Pfizer Japan”) announced a definitive agreement to establish an exclusive long-term strategic collaboration to develop, manufacture, distribute and market generic drugs in Japan. Under the agreement, the Company and Pfizer Japan will continue to operate separate legal entities in Japan, but will collaborate on current and future generic products, sharing the costs and profits resulting from the collaboration. The

Company’s responsibilities primarily consist of managing operations, including research and development and manufacturing. Pfizer Japan’s responsibilities under the agreement primarily consist of the commercialization of the combined generics portfolio and managing a combined marketing and sales effort. The collaboration became operational on January 1, 2013.

The Respiratory Delivery Platform
On December 23, 2011, we completed the acquisition of the exclusive worldwide rights to develop, manufacture and commercialize a generic equivalent to GlaxoSmithKline’s Advair® Diskus and Seretide® Diskus, incorporating Pfizer Inc.’s (“Pfizer’s”) proprietary dry powder inhaler delivery platform (the “Respiratory Delivery Platform”). Advair® Diskus and Seretide® Diskus are inhaled fixed-dose combinations of Fluticasone Propionate and Salmeterol delivered via a dry powder inhaler and are used to treat asthma and COPD (chronic obstructive pulmonary disorder). The acquisition of the Respiratory Delivery Platform fills an important strategic gap in our product portfolio and will expand our focus on difficult-to-produce, limited competition products, and it will serve as a base for our respiratory franchise. The Respiratory Delivery Platform and scientific expertise will also be used to develop additional branded specialty products, building upon the capabilities and assets that we have in place within our Specialty Segment. As part of the agreement, we will fund the remaining development and capital requirements to bring the products to market.

This transaction was accounted for as a purchase of a business with a total purchase consideration of $348 million. This amount consisted of an initial cash payment of $22 million, approximately $4 million in assumed liabilities and contingent consideration with an estimated fair value of approximately $322 million to be paid upon the achievement of future development and commercial milestones and the sharing of future profits.

Issuance of Senior Notes and Receivables Agreement
In December 2012, we issued $750 million aggregate principal amount of 3.125% Senior Notes due 2023 in a private offering exempt from the registration requirements of the Securities Act to qualified institutional buyers in accordance with Rule 144A and to persons outside of the United States pursuant to Regulation S under the Securities Act.

In February 2012, we entered into an agreement with a syndication of banks to borrow up to $300 million secured by certain U.S. trade accounts receivable, which was expanded to $400 million in July 2012. This agreement has a maturity of three years and is a committed facility.

Share Repurchase Programs
On February 27, 2013, the Board of Directors of the Company approved the repurchase of up to $500 million of the Company’s common stock either in the open market or through privately-negotiated transactions. The repurchase program is expected to be completed during 2013, and does not obligate the Company to acquire any particular amount of common stock.

During 2012, the Company completed two share repurchase programs by purchasing approximately 41.4 million shares of common stock for approximately $1.0 billion. During 2011, the Company repurchased approximately 14.8 million shares of common stock for approximately $350 million.

Financial Summary

For the year ended December 31, 2012, Mylan reported total revenues of $6.80 billion compared to $6.13 billion for the year ended December 31, 2011. This represents an increase in revenues of $666.3 million, or 10.9%. Consolidated gross profit for the current year was $2.91 billion, compared to $2.56 billion in the comparable prior year period, an increase of $344.9 million, or 13.5%. For the current year, earnings from operations were $1.11 billion, as compared to $1.01 billion for the year ended December 31, 2011, an increase of $103.9 million, or 10.3%.

Net earnings attributable to Mylan Inc. common shareholders increased $104.0 million, or 19.4%, to $640.9 million for the year ended December 31, 2012 compared to $536.8 million for the prior year comparable period. Diluted earnings per common share attributable to Mylan Inc. increased from $1.22 to $1.52 for the year ended December 31, 2012 compared to the prior year comparable period. A more detailed discussion of the Company’s financial results can be found below in the section titled “Results of Operations.”

Results of Operations
2012 Compared to 2011
Total Revenues and Gross Profit
For the year ended December 31, 2012, Mylan reported total revenues of $6.80 billion compared to $6.13 billion in the prior year period. Total revenues include both net revenues and other revenues from third parties. Third party net revenues for the current year were $6.75 billion compared to $6.11 billion for the same prior year period, representing an increase of $644.0 million, or 10.5%. Other third party revenues for the current year were $45.9 million compared to $23.5 million in the prior year period, an increase of $22.3 million due primarily to increased royalties.

Mylan’s current year revenues were unfavorably impacted by the effect of foreign currency translation, primarily reflecting changes in the U.S. Dollar as compared to the currencies of Mylan’s Euro-denominated subsidiaries, as well as the currencies of Mylan’s subsidiaries in India and Japan. The unfavorable impact of foreign currency translation on current year total revenues was approximately $197 million, or 3%. As such, translating total revenues for 2012 at prior year foreign currency exchange rates would have resulted in year-over-year growth of approximately $863 million, or approximately 14%. New product launches totaled approximately $922 million. On a constant currency basis, revenues from existing products decreased approximately $81 million. The decline in pricing of approximately $340 million was due to unfavorable pricing within Generics, partially offset by favorable pricing within Specialty. Incremental volume within both Generics and Specialty contributed approximately $260 million to current year sales.

Cost of sales for the current year ended December 31, 2012 was $3.89 billion, compared to $3.57 billion in the prior year. Cost of sales for the current year is impacted by the amortization of acquired intangible assets and restructuring and other special items as described further in the section titled “Adjusted Earnings.” These items totaled approximately $456.8 million, which includes an in-process research and development (“IPR&D”) asset impairment charge of $41.6 million. Prior year cost of sales included similar purchase accounting and restructuring and other special items in the amount of $373.2 million, including a $16.2 million IPR&D asset impairment charge. The increase in current year purchase accounting and restructuring and other special items is principally the result of various restructuring programs for certain production employees, the IPR&D impairment charge noted above and costs associated with the ratification of a new collective bargaining agreement with the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union and its Local Union 8-957 AFL-CIO (the “Union”). The agreement governs certain employees at our Morgantown, WV manufacturing site, including the estimated withdrawal obligation from a multi-employer pension plan. Excluding these amounts, cost of sales in the current year increased to $3.43 billion from $3.19 billion, corresponding to the increase in sales .

In arriving at net revenues, gross revenues are reduced by provisions for estimates, including discounts, rebates, promotions, price adjustments, returns and chargebacks. See the section titled Application of Critical Accounting Policies in this Item 7, for a thorough discussion of our methodology with respect to such provisions. For 2012, the most significant amounts charged against gross revenues were $2.35 billion related to chargebacks and $1.67 billion related to incentives offered to our direct customers, such as promotions and volume related incentives. For 2011, the most significant amounts charged against gross revenues were for chargebacks in the amount of $2.13 billion and incentives offered to our direct customers in the amount of $1.26 billion.

Gross profit for the current year was $2.91 billion and gross margins were 42.8%. For 2011, gross profit was $2.56 billion, and gross margins were 41.8%. Excluding the purchase accounting and restructuring and other special items discussed in the above paragraph, gross margins would have been approximately 50% for the year ended December 31, 2012 and 48% for the prior year period. The increase in gross margin was the result of new product introductions in the current year, which increased gross margins by approximately 320 basis points and favorable pricing and volume on the EPIPEN® Auto-Injector in our Specialty Segment, the impact of which was approximately 105 basis points. These increases were partially offset by lower gross margins on existing products principally as a result of unfavorable pricing in Generics.

From time to time, a limited number of our products may represent a significant portion of our net revenues, gross profit and net earnings. Generally, this is due to the timing of new product launches and the amount, if any, of additional competition in the market. Our top ten products in terms of sales, in the aggregate, represented approximately 28% and 23% of total revenues in 2012 and 2011, respectively.

Generics Segment
For the current year, Generics third party net revenues were $5.91 billion compared to $5.52 billion in the prior year period, an increase of $390.4 million, or 7.1%. Translating Generics third party net revenues for 2012 at prior year foreign currency exchange rates would have resulted in year-over-year growth of approximately $587 million, or 11%. Generics sales are derived primarily in or from North America, Europe, the Middle East and Africa (collectively, “EMEA”) and India, Australia, Japan, and New Zealand (collectively, “Asia Pacific”).

Third party net revenues from North America were $3.23 billion for the current year, compared to $2.82 billion for the prior year, representing an increase of $405.5 million, or 14.4%. The increase in current year third party net revenues was primarily driven by new product launches, partially offset by lower sales of existing products. The effect of foreign currency translation was insignificant within North America.

The increase in current year third party net revenues from new product launches totaled approximately $784 million. Products generally contribute most significantly to revenues and gross margins at the time of their launch, even more so in periods of market exclusivity, or in periods of limited generic competition. As such, the timing of new product introductions can have a significant impact on Mylan’s financial results. The most significant new products launched in the current year include Escitalopram Tablets USP, 5 mg, 10 mg and 20 mg, the first equivalent product to Forest Laboratories’ Lexapro®, Valsartan and Hydrochlorothiazide Tablets USP, the generic version of Novartis’ Diovan HCT® Tablets, Doxycycline Hyclate Delayed-release (DR) Tablets USP, 150 mg, the generic version of Mayne Pharma’s Doryx® 150 mg product that is marketed by Warner Chilcott, and Pioglitazone Tablets USP, 15 mg, 30 mg and 45 mg, the generic version of Takeda Pharmaceuticals Company’s Actos® Tablets.

The entrance into the market of additional competition generally has a negative impact on the volume and pricing of the affected products. Additionally, pricing is often affected by factors outside of the Company’s control. The decrease in existing products was due to both unfavorable pricing and volume.

Third party net revenues from EMEA were $1.36 billion in 2012, compared to $1.47 billion in 2011, a decrease of $109.8 million, or 7.5%. Current year third party net revenues from EMEA were essentially flat when translated at comparable prior year period exchange rates. This slight decrease was the result of competitive market conditions, which resulted in lower pricing on existing products in a number of European markets in which Mylan operates, almost fully offset by new product introductions throughout Europe and favorable volume, principally in France and Italy.

Local currency net revenues from Mylan’s business in France increased slightly as compared to the prior year as a result of new product launches and higher volumes on existing products almost fully offset by the impact of lower pricing due to government-imposed pricing reductions and an increasingly competitive market. Our market share in France remained relatively stable in 2012 as compared to 2011, and we remain the market leader.

In Italy, excluding the effect of foreign currency, third party net revenues increased almost 20% as a result of successful product launches and increased market penetration, which has favorably affected sales volume. Italy is one of the fastest growing markets in Europe. Our growth in Italy outpaced the market in terms of both volume and sales value. In the U.K. and Spain, excluding the effect of foreign currency, third party net revenues increased approximately 2-4%, also the result of new product launches and incremental volume. Sales in both Italy and Spain were negatively impacted by governmental measures, which reduced pricing in both markets.

In addition to France, Spain and Italy, certain other markets in which we do business, including Portugal, have recently undergone government-imposed price reductions, and further government-imposed price reductions are expected in the future. Such measures, along with the tender systems discussed below, are likely to have a negative impact on sales and gross profit in these markets. However, government initiatives in certain markets, which appear to favor generic products, could help to offset this unfavorable effect by potentially increasing rates of generic substitution and penetration.

A number of markets in which we operate have implemented or may implement tender systems for generic pharmaceuticals in an effort to lower prices. Generally speaking, tender systems can have an unfavorable impact on revenue and profitability. Under such tender systems, manufacturers submit bids which establish prices for generic pharmaceutical products. Upon winning the tender, the winning company will receive a preferential reimbursement for a period of time. The tender system often results in companies underbidding one another by proposing low pricing in order to win the tender. Additionally, the loss of a tender by a third party to whom we supply API can also have a negative impact on our sales and profitability. Sales, primarily in Germany, continue to be negatively affected by the impact of tender systems.

In Asia Pacific, third party net revenues were $1.33 billion in 2012, compared to $1.24 billion in 2011, an increase of $94.6 million, or 7.7%. Excluding the unfavorable effect of foreign currency translation, calculated as described above, the increase was approximately $185 million, or 15%. This increase was primarily driven by higher third party sales by our operations in India, as well as Japan, partially offset by lower sales in Australia.

The increase in third party net revenues by Mylan India is due to significant growth, excluding the effect of foreign currency, in sales of anti-retroviral (“ARV”) finished dosage form (“FDF”) generic products, which are used in the treatment of HIV/AIDS and significant growth in API sales. In addition to third party sales, the Asia Pacific region also supplies both FDF generic products and API to Mylan subsidiaries in conjunction with Mylan’s vertical integration strategy. Intercompany revenues recognized by the Asia Pacific region were $283.8 million in 2012, compared to $216.7 million in the prior year period. These intercompany sales eliminate within, and therefore are not included in Generics or consolidated net revenues.

In Japan, third party net revenues increased mainly as a result of favorable volume, which served to more than offset the impact of government-imposed price reductions that took place in the first quarter of 2012. In Australia, sales were negatively impacted by the most significant government-imposed pricing reform in the country’s history. As in EMEA, both Australia and Japan have undergone government-imposed price reductions which have had, and could continue to have, a negative impact on sales and gross profit in these markets.

Specialty Segment
For the current year, Specialty reported third party net revenues of $835.4 million, an increase of $253.6 million, or 43.6%, from the prior year period of $581.8 million. The increase was principally the result of higher sales of the EPIPEN® Auto-Injector, which is used in the treatment of severe allergic reactions (anaphylaxis). The EPIPEN® Auto-Injector is the number one prescribed epinephrine auto-injector. The market continues to grow as awareness of the risk of anaphylaxis increases.

Operating Expenses
Research & Development Expense
Research and development (“R&D”) expense in 2012 was $401.3 million, compared to $294.7 million in the same prior year period, an increase of $106.6 million. R&D increased due primarily to the expenses related to the development of our respiratory and biologics programs as well as the timing of internal and external product development projects.

Selling, General & Administrative Expense
Selling, general and administrative (“SG&A”) expense for the current year was $1.40 billion, compared to $1.21 billion for the prior year, an increase of $186.1 million. Primary factors contributing to the increase in SG&A include an increase in certain payroll and related employee benefit costs, including increased costs for retirement and post-employment programs of approximately $63 million as we continue to build out our infrastructure in certain areas; increased selling and marketing and related costs of approximately $38 million, principally within our Specialty Segment; an increase in costs associated with various restructuring activities of approximately $19 million; and the fair value adjustment related to the contingent consideration liability of approximately $8.0 million.

Litigation Settlements, net
During 2012, the Company recorded a $3.1 million net gain for litigation settlements, compared to expense of $48.6 million in the prior year period. The net gain in litigation settlements in the current year was principally the result of a favorable settlement of the Levalbuterol patent infringement matter, which resulted in an $18 million reduction of a previously established accrual and the receipt of a net payment of approximately $16 million related to a separate patent infringement matter. These items were partially offset by various unfavorable items, principally a $20 million charge related to existing pricing litigation matters and other patent infringement matters.

Interest Expense
Interest expense for 2012 totaled $308.7 million, compared to $335.9 million for 2011. The decrease is primarily due to lower interest expense on variable rate debt instruments. Included in interest expense is the amortization of the discounts on our convertible debt instruments and 2018 Senior Notes, net of amortization of the premium on our 2020 Senior Notes, which totals $29.4 million for the current period and $49.8 million for the same prior year period. Also included in interest expense for the current period is $30.7 million of accretion of our contingent consideration liability related to certain acquisitions.

Other Income (Expense), Net
Other income (expense), net, was income of $3.4 million in the current year compared to expense of $14.9 million in the prior year period. Generally, included in other income (expense), net, are losses from equity method affiliates ($16.8 million in 2012), certain foreign exchange transaction gains and losses and interest and dividend income. Additionally, included in the prior year period are charges associated with the termination of certain interest rate swaps totaling $13.9 million and the write-off of previously deferred financing fees of $20.1 million related to the refinancing of our senior credit facility in November 2011.

Income Tax Expense
We recorded income tax expense of $161.1 million in 2012 compared to expense of $115.8 million in 2011, an increase of $45.3 million. This increase was primarily due to a higher effective tax rate and an increase in pre-tax income. The higher effective tax rate was primarily the result of lower tax benefits from repatriation of foreign earnings in 2012 compared to 2011, which was partially offset by the following items. In 2012, the Company realized a higher amount of net reductions in previously established reserves for uncertain tax positions as compared to 2011. Additionally, in 2011, the Company incurred audit settlements in a foreign taxing jurisdiction and benefits related to the restructuring of certain foreign subsidiaries. Also affecting the change in the Company's effective tax rate were changes in losses by certain foreign subsidiaries for which the Company has not recorded a tax benefit and differing levels of income in tax jurisdictions with differing statutory tax rates.

2011 Compared to 2010
Total Revenues and Gross Profit
For the year ended December 31, 2011, Mylan reported total revenues of $6.13 billion compared to $5.45 billion in 2010. Total revenues include both net revenues and other revenues from third parties. Third party net revenues for 2011 were $6.11 billion compared to $5.40 billion for 2010, representing an increase of $702.0 million, or 13.0%. Other third party revenues for 2011 were $23.5 million compared to $46.3 million in 2010, a decrease of $22.8 million, primarily due to a decrease in royalty income in 2011.

Mylan’s revenues are impacted by the effect of foreign currency translation, primarily reflecting changes in the U.S. Dollar as compared to the currencies of Mylan’s Euro-denominated subsidiaries, as well as the currencies of Mylan’s subsidiaries in India, Australia and Japan. The favorable impact of foreign currency translation on 2011 total revenues was approximately 2%, or $122.2 million. New product launches totaled approximately $395 million. On a constant currency basis, revenues from existing products increased approximately $50 million, which included a decline in pricing of approximately $218 million that was more than offset by increased volumes on existing products. The remaining increase in revenues was the result of the incremental revenue from the Bioniche Pharma acquisition in September 2010.

Cost of sales for 2011 was $3.57 billion, compared to $3.23 billion in 2010. Cost of sales in 2011 was impacted by the amortization of acquired intangible assets, and restructuring and other special items as described further in the section titled “Adjusted Earnings.” These items totaled approximately $373.2 million, which consisted primarily of amortization related to purchased intangible assets associated with acquisitions. Cost of sales in 2010 included similar purchase accounting and other special items in the amount of $315.9 million. The increase in purchase accounting and other special items in 2011 was the result of increased amortization expense due to the inclusion of Bioniche Pharma, which was acquired in September 2010, for a full year of approximately $38.1 million, and a $16.2 million IPR&D asset impairment charge. Excluding these amounts, cost of inventory sold increased to $3.19 billion from $2.92 billion due to increased product volumes within the North American region of the Generics Segment and our Specialty Segment.

In arriving at net revenues, gross revenues are reduced by provisions for estimates, including discounts, rebates, promotions, price adjustments, returns and chargebacks. See the section titled “Application of Critical Accounting Policies” in this Item 7, for a thorough discussion of our methodology with respect to such provisions. For 2011, the most significant amounts charged against gross revenues were for chargebacks in the amount of $2.13 billion and incentives offered to our direct customers in the amount of $1.26 billion. For 2010, the most significant amounts charged against gross revenues were for chargebacks in the amount of $2.07 billion and incentives offered to our direct customers in the amount of $1.27 billion.

Gross profit for 2011 was $2.56 billion and gross margins were 41.8%. For 2010, gross profit was $2.22 billion, and gross margins were 40.7%. Excluding the purchase accounting and other special items discussed in the above paragraph, gross margins would have been approximately 48% in 2011, and 47% in 2010. This increase in gross margin was primarily driven by our Generics Segment and is the result of new products launched in the North American region, which contributed approximately 150 basis points to the increase. In addition, favorable pricing and volume on the EPIPEN® Auto-Injector in our Specialty Segment contributed approximately 40 basis points to the increase in gross margin. These impacts were partially offset by lower margins on existing products.

From time to time, a limited number of our products may represent a significant portion of our net revenues, gross profit and net earnings. Generally, this is due to the timing of new product launches and the amount, if any, of additional competition in the market. Our top ten products in terms of sales, in the aggregate, represented approximately 23% of total revenues in 2011.

Generics Segment
For 2011, Generics third party net revenues were $5.52 billion compared to $4.97 billion in 2010, an increase of $553.1 million, or 11.1%. Translating Generics 2011 third party net revenues at 2010 foreign currency exchange rates would have resulted in year-over-year growth of approximately $431 million, or 9%.

Third party net revenues from North America were $2.82 billion for 2011, compared to $2.35 billion for 2010, representing an increase of $471.8 million, or 20.1%. The increase in 2011 net revenues was primarily driven by new product launches, and increased volume, including incremental revenue from Bioniche Pharma acquisition in September 2010, totaling approximately $403.7 million.

During 2011, we launched approximately 50 new products in North America. Products generally contribute most significantly to revenues and gross margin at the time of their launch, even more so in periods of market exclusivity, or in periods of limited generic competition. As such, the timing of new product introductions can have a significant impact on Mylan’s financial results. The most significant new product launched in 2011 was Budesonide Capsules, 3 mg (Enteric Coated), the generic version of AstraZeneca’s Entocort EC® capsules, a treatment for Chron’s disease.

The entrance into the market of additional competition generally has a negative impact on the volume and pricing of the affected products. Additionally, pricing is often affected by factors outside of the Company’s control. The decrease in existing products, in 2011, was due to both unfavorable volume and pricing.

Third party net revenues from EMEA were $1.47 billion in 2011, compared to $1.55 billion in 2010, a decrease of $79.9 million, or 5.2%. Translating 2011 third party net revenues from EMEA at 2010 exchange rates would have resulted in a year-over-year decrease in third party net revenues of approximately $146 million, or 9%. This decrease was the result of unfavorable pricing in nearly all of the European markets in which Mylan operates. Revenue from the launch of new products throughout Europe served to offset unfavorable volume on existing products in certain markets, primarily France, the United Kingdom and Germany.

Local currency revenues in 2011, from Mylan’s business in France decreased as compared to 2010, as a result of the impact of lower pricing and volume due to an increasing competitive market, partially offset by new product launches. Despite these conditions, our market share in France remained relatively stable in the current period, and we remain the market leader.

In Italy, excluding the effect of foreign currency, third party net revenues increased more than 20% as a result of successful product launches and increased market penetration, which had favorably affected sales volume. Italy was one of the fastest growing markets in Europe. Our growth in Italy outpaced the market in terms of both volume and sales value, in 2011. In Spain, another fast-growing market, we saw significant growth in our market share in terms of volume, while our share in terms of value remained constant in 2011. This was due, in part, to government-imposed price reductions which resulted in overall unfavorable pricing. This unfavorable pricing was partially offset by revenue from new products and incremental volume on our existing portfolio.

In addition to Spain and Italy, certain other markets in which we do business have undergone government-imposed price reductions, and further government-imposed price reductions are expected in the future. Such measures, along with the tender systems discussed below, are likely to have a negative impact on sales and gross profit in these markets. However, government initiatives in certain markets, which appear to favor generic products, could help to offset some of this unfavorable effect by potentially increasing rates of generic substitution.

A number of markets in which we operate have implemented tender systems for generic pharmaceuticals in an effort to lower prices. Generally speaking, tender systems can have an unfavorable impact on revenue and profitability. Under such tender systems, manufacturers submit bids which establish prices for generic pharmaceutical products. Upon winning the tender, the winning company will receive a preferential reimbursement for a period of time. The tender system often results in companies underbidding one another by proposing low pricing in order to win the tender. Additionally, the loss of a tender by a third party to whom we supply API can also have a negative impact on our sales and profitability. Sales, primarily in Germany, continue to be negatively affected by the impact of tender systems.

In Asia Pacific, third party net revenues were $1.24 billion in 2011, compared to $1.07 billion in 2010, an increase of $161.2 million, or 15.0%. Excluding the favorable effect of foreign currency translation, calculated as described above, the increase was approximately $113 million, or 11%. This increase is primarily driven by higher third party sales by Mylan Laboratories Limited.

The increase in third party net revenues by our operations in India was due to significant growth, excluding the effect of foreign currency, in sales of both ARV FDF generic products, which are used in the treatment of HIV/AIDS, and significant growth in API sales. In addition to third party sales, the Asia Pacific region also supplied both FDF generic products and API to Mylan subsidiaries in conjunction with Mylan’s vertical integration strategy. Intercompany revenues recognized by the Asia Pacific region were $216.7 million in 2011, compared to $162.2 million in 2010. These intercompany sales eliminate within, and therefore are not included in, Generics or consolidated net revenues.

In Japan, third party net revenues increased mainly as a result of favorable volume . In Australia, local currency sales decreased versus 2010 as sales growth from new products was offset by lower pricing. As in EMEA, government-imposed price reductions in Japan and Australia have had a negative impact on sales and gross profit in these markets.

Specialty Segment
For 2011, Specialty reported third party net revenues of $581.8 million, an increase of $148.9 million, or 34.4%, from 2010 of $432.9 million. The most significant contributor to Specialty revenues during 2011 was the EPIPEN® Auto-Injector. The EPIPEN® Auto-Injector is the number one prescribed epinephrine auto-injector. Specialty realized increased sales of the EPIPEN® Auto-Injector as a result of favorable pricing and increased volume.

In addition to the continued strong sales of the EPIPEN® Auto-Injector, the increase in third-party sales included higher sales volumes of Perforomist® Inhalation Solution, Mylan Specialty’s maintenance therapy for patients with moderate to severe chronic obstructive pulmonary disease.

Operating Expenses
Research & Development Expense
R&D expense in 2011 was $294.7 million, compared to $282.1 million in 2010, an increase of $12.6 million, with approximately $6.0 million of this increase due to the unfavorable impact from foreign currency, and the remainder due to the inclusion of Bioniche Pharma for a full year. As it relates to the 2011 R&D expense, Mylan continued to invest in new FDF products and API, while our investment in our biologics and specialty platforms increased.
Selling, General & Administrative Expense
SG&A expense for 2011 was $1.21 billion, compared to $1.09 billion for 2010, an increase of $128.0 million. Approximately $27 million of this increase is due to the unfavorable impact from foreign currency, and approximately $13 million is the result of the inclusion of Bioniche Pharma for a full year. The remainder of the increase is primarily the result of increased payroll and benefit costs of approximately $80 million, higher marketing expense in the Specialty Segment of approximately $17 million due to the various advertising campaigns related to the EPIPEN® Auto-Injector and increased legal expense of approximately $16 million.

Litigation Settlements, net
During 2011, we recorded net litigation charges of $48.6 million, compared to $127.1 million during 2010. In 2011, the net charges for litigation settlements principally related to an adverse ruling for an anti-competition claim in France, which resulted in a charge of $24.0 million, and a patent infringement claim, which resulted in a charge of $18.0 million. In 2010, we recorded pre-tax charges of $66.0 million related to settlements in principal to resolve certain claims and estimated potential losses on other claims related to our outstanding pricing litigation. In addition, in 2010 the Company recorded pre-tax charges of approximately $41.0 million to reserve for estimated potential losses and settlements in principle related to certain product liability claims.

Interest Expense
Interest expense for 2011 totaled $335.9 million, compared to $331.5 million for 2010. The increase was primarily due to a full year of interest associated with the 2017, 2018 and 2020 Senior Notes debt offerings in 2010, partially offset by a decrease in the amortization of discounts. Included in interest expense for 2011 and 2010 were $49.8 million and $60.0 million, primarily related to the amortization of the discounts on our convertible debt instruments and the 2018 Senior Notes, net of amortization of the premium on our 2020 Senior Notes.

Other Income (Expense), Net
Other expense was $14.9 million in 2011 compared to expense of $34.2 million in 2010. Generally included in other income (expense), net, are certain foreign exchange transaction gains and losses and interest and dividend income. Additionally, included in 2011 were charges associated with the termination of certain interest rate swaps totaling $13.9 million and the write-off of previously deferred financing fees of $20.1 million related to the refinancing of the senior credit facility. Other expense in 2010 included a $4.9 million loss on the sale of certain non-operating assets, charges associated with the termination of certain interest rate swaps totaling $18.6 million and the write-off of previously deferred financing fees of $18.8 million.

Income Tax Expense
We recorded income tax expense of $115.8 million in 2011, compared to a $10.4 million expense for 2010. This increase was primarily due to a higher effective tax rate and an increase in pre-tax income. The lower effective tax rate in 2010 was a result of more uncertain tax positions being favorably resolved in that year as compared to 2011. In both periods, the decreases to our tax reserves were due to favorable rulings from taxing authorities, expirations of statutes of limitations, and participation in voluntary disclosure agreements with certain tax jurisdictions. Additional factors affecting the Company’s effective tax rate were changes in losses by certain foreign subsidiaries for which the Company has not recorded a tax benefit and differing levels of income in tax jurisdictions with differing statutory tax rates.

Adjusted Earnings
Adjusted earnings are an alternative view of performance used by management. Management believes that, primarily due to acquisitions, an evaluation of the Company’s ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. (“GAAP”), and management also believes that investors’ understanding of our performance is enhanced by these adjusted measures. Adjusted Earnings and Adjusted Earnings per Diluted Share (“Adjusted EPS”) are two of the most important internal financial metrics related to the ongoing operating performance of the Company. Actual internal and forecasted operating results and annual budgets include Adjusted Earnings and Adjusted EPS, and the financial performance of the Company is measured by senior management on this basis along with other performance metrics. Management’s annual incentive compensation is derived in part based on the Adjusted EPS metric.

Whenever the Company uses such non-GAAP measures, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP. Additionally, since Adjusted Earnings and Adjusted EPS are not measures determined in accordance with GAAP, they have no standardized meaning prescribed by GAAP and, therefore, may not be comparable to the calculation of similar measures of other companies.

The significant items excluded from Adjusted Earnings and Adjusted EPS include:
Acquisition-Related Items
The ongoing impact of certain amounts recorded in connection with acquisitions is excluded. These amounts include the amortization of intangible assets and inventory step-up, intangible asset impairment charges (including IPR&D), accretion and the fair value adjustments related to contingent consideration and certain acquisition financing related costs. These costs are excluded because management believes that excluding them is helpful to understanding the underlying, ongoing operational performance of the business.
Restructuring and Other Special Items
Costs related to restructuring and other actions are excluded as applicable. These amounts include items such as:

•
Exit costs associated with facilities to be closed or divested, including employee separation costs, impairment charges, accelerated depreciation, incremental manufacturing variances, equipment relocation costs and other exit costs;

•
Certain acquisition related integration costs, as well as other costs associated with acquisitions and other optimization initiatives, which are not part of a formal restructuring program, including employee separation and post-employment costs;

•
Certain transition and other costs associated with the ratification of a new collective bargaining agreement in 2012 governing certain employees at our Morgantown, WV manufacturing facility, including the estimated withdrawal obligation from a multi-employer pension plan;

•
The pre-tax loss of the Company’s investment in a clean energy partnership, whose activities qualify for income tax credits under Section 45 of the U.S. Internal Revenue Code; only included in Adjusted Earnings and Adjusted EPS is the net tax effect of the entity’s activities;

•	Certain costs to further develop and optimize our global enterprise resource planning systems, operations and supply chain; and

•	Certain costs related to new operations and significant new alliances/business partnerships.

The Company has undertaken restructurings and other optimization initiatives of differing types, scope and amount during the covered periods and, therefore, these charges should not be considered non-recurring; however, management excludes these amounts from Adjusted Earnings and Adjusted EPS because it believes it is helpful to understanding the underlying, ongoing operational performance of the business.
Litigation Settlements, net
Charges and gains related to legal matters, such as those discussed in the Notes to Consolidated Financial Statements — Note 15, “Contingencies” are excluded. Normal, ongoing defense costs of the Company made in the normal course of our business are not excluded.

Reconciliation of Adjusted Earnings and Adjusted EPS
A reconciliation between net earnings attributable to Mylan Inc. common shareholders and diluted earnings per share attributable to Mylan Inc. common shareholders, as reported under U.S. GAAP, and Adjusted Earnings and Adjusted EPS for the periods shown follows:

	Year Ended December 31,
(In millions, except per share amounts)	2012		2011		2010
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$640.9	$1.52	$536.8	$1.22	$223.6	$0.68
Purchase accounting related amortization (included in cost of sales) (a)	391.1		364.8		309.2
Litigation settlements, net	(3.0)		48.6		127.1
Interest expense, primarily amortization of convertible debt discount	35.6		49.8		60.0
Non-cash accretion and fair value adjustments of contingent consideration liability	38.7		—		—
Clean energy investment subsidiary pre-tax loss (b)	16.8		—		—
Financing related costs (included in other income (expense), net)	—		34.0		37.4
Restructuring and other special items included in:
Cost of sales	65.7		8.4		6.7
Research and development expense	12.4		3.6		9.9
Selling, general and administrative expense	104.9		44.9		63.5
Other income, net	(0.7)		0.2		1.1
Tax effect of the above items and other income tax related items	(215.7)		(198.1)		(252.8)
Preferred dividend	—		—		121.6
Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$1,086.7	$2.59	$893.0	$2.04	$707.3	$1.61
Weighted average diluted common shares outstanding	420.2		438.8		438.4
____________

(a)
Purchase accounting related amortization expense for the years ended December 31, 2012 and 2011 includes in-process research and development asset impairment charges of $41.6 million and $16.2 million, respectively.

(b)
Adjustment represents exclusion of the pre-tax loss related to our investment in a clean energy partnership, the activities of which qualify for income tax credits under section 45 of the Internal Revenue Code. Amount is included in other income (expense), net.

Liquidity and Capital Resources
Our primary source of liquidity is cash provided by operations, which was $949.0 million for the year ended December 31, 2012. We believe that cash provided by operating activities and available liquidity will continue to allow us to meet our needs for working capital, capital expenditures, interest and principal payments on debt obligations and other cash needs. Nevertheless, our ability to satisfy our working capital requirements and debt service obligations, or fund planned capital expenditures, will substantially depend upon our future operating performance (which will be affected by prevailing economic conditions), and financial, business and other factors, some of which are beyond our control.

Net cash provided by operating activities increased by $228.6 million to $949.0 million for the year ended December 31, 2012, as compared to net cash provided by operating activities of $720.4 million for the year ended December 31, 2011. The net increase in cash provided by operating activities was principally due to the following:

•
an increase in net earnings, combined with a net increase in the amount of non-cash expenses, totaling $265.0 million as a result of increased expenses for depreciation and amortization, post employment programs, including severance, and the accretion and fair value adjustments related to the contingent consideration liability;

•
a net increase in operating cash flow resulting from less cash used for accounts receivable, including estimated sales allowances, of $232.7 million reflecting the timing of sales and cash collections; and

•	a net decrease of $48.6 million in the amount of cash used through changes in inventory balances.

These items were offset by the following:

•	a net decrease in the amount of cash provided through changes in trade accounts payable of $52.3 million as a result of the timing of cash payments;

•	a net increase in the amount of cash used through changes in income taxes of $146.9 million as a result of the level of estimated tax payments made during the current year;

•	a net decrease in deferred revenues of $18.8 million; and

•
a net decrease in legal and professional accruals of $110.6 million ($232.7 million at December 31, 2011, as compared to $122.1 million at December 31, 2012), primarily as a result of litigation payments.

For 2013, the timing of litigation settlements, income taxes and amounts due to Merck KGaA related to the anticipated income tax benefits on indemnified litigation may lead to a reduction of $100 million or more in cash flows from operations as compared to 2012.

Net cash provided by operating activities decreased by $211.0 million to $720.4 million for the year ended December 31, 2011 as compared to $931.4 million for the year ended December 31, 2010. The net decrease in cash provided by operating activities was principally due to the following:

•
a net increase in the amount of cash used by changes in accounts receivable of $340.7 million, as a result of higher receivable balances at December 31, 2011, due principally to the increase in sales in the fourth quarter of 2011, and cash received for deferred revenue in 2010;

•	the receipt of an income tax refund in the first quarter of 2010 of approximately $99 million and lower income taxes paid as a result of anticipated tax benefits on indemnified litigation;

•
a net increase of $125.9 million in the amount of cash used by changes in inventory balances. At December 31, 2011, inventories increased to support an expected increase in future demand combined with new product launches in 2012;

•	a payment, during 2011, of $60.4 million to Merck KGaA related to the income tax benefits on indemnified litigation; and

•	payments for existing litigation matters totaling $80.8 million.

These net decreases were partially offset by an increase in net earnings of $193.3 million, an increase in non-cash depreciation and amortization expense of $87.9 million, and a net increase of $110.6 million in cash provided by changes in trade accounts payable due to a corresponding increase in inventory and the timing of payments.

Cash used in investing activities was $364.2 million for the year ended December 31, 2012 as compared to cash used in investing activities of $332.0 million for the year ended December 31, 2011, an increase of $32.2 million. This increase is the result of increased capital expenditures and expenditures for product rights and licenses. During the year ended December 31, 2012, the Company paid approximately $72 million to acquire product rights and licenses, the majority of which related to two dermatological products. This cash outflow is included in other investing activities. Additionally, non-cash investing activities in 2011 included the acquisition of intangible assets through contingent consideration in the amount of approximately $341.0 million, most of which relates to our acquisition of the Respiratory Delivery Platform.

Capital expenditures, primarily for equipment, were approximately $305.3 million in the current year. The increase as compared to 2011 is the result of expenditures related to the Respiratory Development Platform, which was acquired in 2011, and expenditures related to production capacity, platform development and technology expansions. While there can be no assurance that current expectations will be realized, we expect to continue to invest in our future growth and expect capital expenditures for 2013 to be between $300.0 million and $400.0 million.

Cash used in financing activities was $611.5 million for year ended December 31, 2012 as compared to cash used in financing activities of $645.0 million for the year ended December 31, 2011, a net decrease of $33.5 million. Cash used in financing activities includes the repayment of our $600 million Senior Convertible Notes, which matured in March 2012, and the quarterly payments of the U.S. Term Loans as required under the Senior Credit Agreement. Under the related credit facility, borrowings and repayments on the Revolving Facility for the year ended December 31, 2012 were $1.3 billion each. In December 2012, we completed a private placement of $750 million aggregate principal amount of 3.125% Senior Notes due 2023. In addition, we borrowed $180 million under our Receivables Facility. The proceeds of these borrowings were principally utilized to fund the Senior Convertible Note payment and the share repurchase programs discussed above.

In addition, during 2012, the Company completed two share repurchase programs by purchasing approximately 41.4 million shares of common stock for approximately $1.0 billion. During 2011, the Company repurchased approximately 14.8 million shares of common stock for approximately $350 million.

On November 20, 2012, the Company announced that Moody’s Investors Service upgraded its corporate credit ratings to Baa3 from Ba1 and the Standard & Poor’s Ratings Services upgraded its credit ratings to BBB- from BB+. This upgrade of the Company to “Investment Grade” will enhance our access to capital markets and reduce our ongoing cost of funding.

We believe that through the refinancing of certain borrowings under the Amended and Restated Credit Agreement, dated December 20, 2007 (the “Prior Credit Agreement”), and several capital market transactions completed during the last three years, Mylan substantially improved its debt maturity schedule. The Company has approximately $95 million of long-term debt due in 2013 and approximately $125 million due in 2014. Our current intention is to repay such amounts at maturity using available liquidity. In addition, our cash and cash equivalents at our foreign subsidiaries totaled $231 million at December 31, 2012. The majority of these funds represented earnings considered to be permanently reinvested to support the growth strategies of our foreign subsidiaries.

As of December 31, 2012, because the closing price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day in the December 31, 2012 period was more than 130% of the applicable conversion reference price of $13.32 at December 31, 2012, the $575.0 million of Cash Convertible Notes were currently convertible. During the quarter ending December 31, 2012, the Company received requests to convert $1.0 million of the Cash Convertible Notes. These requests will require the Company to pay the full conversion value in cash in March 2013. Accordingly, $1.0 million of the balance outstanding under the Cash Convertible Notes has been reclassified to short-term debt as of December 31, 2012. Although the Company’s experience is that convertible debentures are not normally converted by investors until close to their maturity date, it is possible that additional debentures could be converted prior to their maturity date if, for example, a holder perceives the market for the debentures to be weaker than the market for the common stock. Upon an investor’s election to convert, the Company is required to pay the full conversion value in cash. The amount payable per $1,000 notional bond would be calculated as the product of (1) the conversion reference rate (currently 75.0751) and (2) the average Daily Volume Weighted Average Price per share of common stock for a specified period following the conversion date. Any payment above the principal amount is matched by a convertible note hedge. Should additional holders elect to convert, we may elect to draw on our revolving credit facility to fund any principal payments.

We are involved in various legal proceedings that are considered normal to our business. While it is not possible to predict the outcome of such proceedings, an adverse outcome in any of these proceedings could materially affect our financial position and results of operations, including our operating cash flow. We have approximately $90 million accrued for such legal contingencies. Additionally, for certain contingencies assumed in conjunction with the acquisition of the former Merck Generics business, Merck KGaA, the seller, has indemnified Mylan. The inability or denial of Merck KGaA to pay on an indemnified claim could have a material adverse effect on our financial position, results of operations or cash flows.

We are actively pursuing, and are currently involved in, joint projects related to the development, distribution and marketing of both generic and branded products. Many of these arrangements provide for payments by us upon the attainment of specified milestones. While these arrangements help to reduce the financial risk for unsuccessful projects, fulfillment of specified milestones or the occurrence of other obligations may result in fluctuations in cash flows.

We are continuously evaluating the potential acquisition of products, as well as companies, as a strategic part of our future growth. Consequently, we may utilize current cash reserves or incur additional indebtedness to finance any such acquisitions, which could impact future liquidity. In addition, on an ongoing basis, we review our operations including the evaluation of potential divestitures of products and businesses as part of our future strategy. Any divestitures could impact future liquidity.

At December 31, 2012 and December 31, 2011, we had $58.0 million and $79.8 million outstanding under existing letters of credit. Additionally, as of December 31, 2012, we had $112.2 million available under the $125.0 million subfacility on our Senior Credit Agreement for the issuance of letters of credit.

Mandatory minimum repayments remaining on the outstanding borrowings under the term loans and notes at December 31, 2012, excluding the discounts, premium and conversion features, are as follows for each of the periods ending December 31:

(In thousands)	U.S. Term Loans	Cash Convertible Notes	2017 Senior Notes	2018 Senior Notes	2020 Senior Notes	2023 Senior Notes	Total
2013	$93,750	$1,002	$—	$—	$—	$—	$94,752
2014	125,000	—	—	—	—	—	125,000
2015	187,500	573,998	—	—	—	—	761,498
2016	750,000	—	—	—	—	—	750,000
2017	—	—	550,000	—	—	—	550,000
Thereafter	—	—	—	800,000	1,000,000	750,000	2,550,000
Total	$1,156,250	$575,000	$550,000	$800,000	$1,000,000	$750,000	$4,831,250

The Senior Credit Agreement contains customary affirmative covenants for facilities of this type, including among others, covenants pertaining to the delivery of financial statements, notices of default and certain material events, maintenance of business and insurance, collateral matters and compliance with laws, as well as customary negative covenants for facilities of this type, including limitations on the incurrence of indebtedness and liens, mergers and certain other fundamental changes, investments and loans, acquisitions, transactions with affiliates, dispositions of assets, payments of dividends and other restricted payments, prepayments or amendments to the terms of specified indebtedness and changes in our lines of business. The Senior Credit Agreement contains a financial covenant requiring maintenance of a maximum consolidated leverage ratio. We have been compliant with the financial covenant during 2012, and we expect to remain in compliance for the next twelve months.

In February 2012, Mylan Pharmaceuticals Inc. (“MPI”), a wholly owned subsidiary of the Company, entered into a receivable securitization facility (the “Receivables Facility”) of up to $300 million, which was expanded to $400 million in July 2012. Pursuant to the terms of the Receivables Facility, MPI transfers certain of its domestic receivables, related assets and collections, on an ongoing basis, to Mylan Securitization LLC (“Mylan Securitization”), a wholly owned bankruptcy remote subsidiary. In turn, from time to time, Mylan Securitization sells its interests in such receivables, related assets and collections to certain conduit purchasers, committed purchasers and letter of credit issuers in exchange for cash or letters of credit. Mylan Securitization maintains a subordinated interest, in the form of over collateralization, in a portion of the receivables sold. The receivables underlying any borrowings are included in accounts receivable, net, in the Consolidated Balance Sheets. At December 31, 2012, there were $180 million of short-term borrowings outstanding under the Receivables Facility, which are recorded as a secured loan and included in short-term borrowings in the Consolidated Balance Sheets.

The fair value measurement of contingent consideration is determined using Level 3 inputs. The measurement is calculated using unobservable inputs based on the Company’s own assumptions. Significant unobservable inputs in the valuation include the probability and timing of future development and commercial milestones and future profit sharing payments. A discounted cash flow method was used to value contingent consideration at December 31, 2012 and 2011, which was calculated as the present value of the estimated future net cash flows using a market rate of return at December 31, 2012 and 2011. Discount rates ranging from 1.6% to 10.5% were utilized in the valuation. Significant changes in unobservable inputs could result in material changes to the contingent consideration liability.

Contractual Obligations
The following table summarizes our contractual obligations at December 31, 2012 and the effect that such obligations are expected to have on our liquidity and cash flows in future periods:

(In thousands)	Total	Less than One Year	One- Three Years	Three- Five Years	Thereafter
Operating leases	$115,274	$38,720	$52,056	$13,287	$11,211
Long-term debt	4,831,382	94,752	886,630	2,100,000	1,750,000
Scheduled interest payments	1,447,352	218,801	456,129	509,453	262,969
Other Commitments (1)	1,653,955	417,433	322,443	336,189	577,890
	$8,047,963	$769,706	$1,717,258	$2,958,929	$2,602,070
____________

(1)	Other commitments include agreements to purchase third-party manufactured products and open purchase orders at December 31, 2012.

The chart above does not include short-term borrowings held by Mylan India in the amount of approximately $118.8 million, which represent working capital facilities with several banks and are secured first by Mylan India’s current assets and second by Mylan India’s property, plant and equipment and has a weighted average interest rate of 4.7%. Additionally, due to the uncertainty with respect to the timing of future cash flows associated with our unrecognized tax benefits at December 31, 2012, we are unable to make reasonably reliable estimates of the period of cash settlement with the respective taxing authority. As such, $132.3 million of unrecognized tax benefits have been excluded from the contractual obligations table above.

We lease certain property under various operating lease arrangements that expire generally over the next five years. These leases generally provide us with the option to renew the lease at the end of the lease term.

At December 31, 2012, the $1.14 billion of debt related to the Cash Convertible Notes reported in our financial statements consists of $500.5 million of debt ($575.0 million face amount, net of $74.5 million discount) and a liability with a fair value of $636.3 million related to the bifurcated conversion feature. The bifurcated conversion feature is not included in contractual obligations as there is an offsetting hedge asset.

Scheduled interest payments represent the estimated interest payments related to our outstanding borrowings under term loans, notes and other debt. Variable debt interest payments are estimated using current interest rates.

We are contractually obligated to make potential future development, regulatory and commercial milestone, royalty and/or profit sharing payments in conjunction with collaborative agreements or acquisitions we have entered into with third parties. The most significant of these relates to the potential future consideration related to the Respiratory Delivery Platform. These payments are contingent upon the occurrence of certain future events and, given the nature of these events, it is unclear when, if ever, we may be required to pay such amounts. These contingent payments have not been included in the table above. The amount of contingent consideration accrued was $379.2 million at December 31, 2012. In addition, the Company expects to incur approximately $30 million to $40 million of annual non-cash accretion expense related to the increase in the net present value of the contingent consideration liability.

We have entered into an exclusive collaboration on the development, manufacturing, supply and commercialization of multiple, high value generic biologic compounds for the global marketplace. Mylan plans to provide funding related to the collaboration over the next several years that could total approximately $50 million or more per year. Additionally, we have entered into product development agreements under which we have agreed to share in the development costs as they are incurred by our partners and/or pay milestones. As the timing of cash expenditures is dependent upon a number of factors, many of which are outside of our control, it is difficult to forecast the amount of payments to be made over the next few years, which could be significant.

We periodically enter into licensing agreements with other pharmaceutical companies for the manufacture, marketing and/or sale of pharmaceutical products. These agreements generally call for us to pay a percentage of amounts earned from the sale of the product as a royalty on a profit share.

Mylan sponsors various defined benefit pension plans in several countries. Benefit formulas are based on varying criteria on a plan by plan basis. We fund non-domestic pension liabilities in accordance with laws and regulations applicable to those plans, which typically results in these plans being unfunded. The amount accrued related to these benefits was $61.2 million at December 31, 2012. In addition, we have accrued $15.4 million at December 31, 2012 as a result our intention to withdrawal from a multi-employer pension plan. We are unable to determine when these amounts will require payment as the timing of cash expenditures is dependent upon a number of factors, many of which are outside of our control.

We have entered into employment and other agreements with certain executives and other employees that provide for compensation and certain other benefits. These agreements provide for severance payments under certain circumstances. Certain commercial agreements require us to provide performance bonds and/or indemnifications; while it is difficult to forecast the amount of payments, if any, to be made over the next few years, we do not believe the amount would be material to our results of operations, cash flows or financial position.

Impact of Currency Fluctuations and Inflation
Because Mylan’s results are reported in U.S. Dollars, changes in the rate of exchange between the U.S. Dollar and the local currencies in the markets in which Mylan operates, mainly the Euro, Australian Dollar, Indian Rupee, Japanese Yen, Canadian Dollar, and Pound Sterling, affect Mylan’s results as noted previously.
Application of Critical Accounting Policies
Our significant accounting policies are described in Note 2 to Consolidated Financial Statements and were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Included within these policies are certain policies which contain critical accounting estimates and, therefore, have been deemed to be “critical accounting policies.” Critical accounting estimates are those which require management to make assumptions about matters that were uncertain at the time the estimate was made and for which the use of different estimates, which reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur from period to period could have a material impact on our financial condition or results of operations. We have identified the following to be our critical accounting policies: the determination of net revenue provisions, intangible assets, goodwill and contingent consideration, income taxes, and the impact of existing legal matters.

Net Revenue Provisions
Net revenues are recognized for product sales when title and risk of loss have transferred to the customer and when provisions for estimates, including discounts, sales allowances, price adjustments, returns, chargebacks and other promotional programs are reasonably determinable. Accruals for these provisions are presented in the Consolidated Financial Statements as reductions in determining net revenues and in accounts receivable and other current liabilities. Accounts receivable are presented net of allowances relating to these provisions, which were $977.0 million and $763.0 million at December 31, 2012 and 2011. Other current liabilities include $202.9 million and $147.9 million at December 31, 2012 and 2011, for certain sales allowances and other adjustments that are paid to indirect customers. The following is a rollforward of the most significant provisions for estimated sales allowances during 2012:

(In thousands)	Balance at	Checks/ Credits Issued to Third Parties	Current Provision Related to Sales Made in the Current Period	Effects of Foreign Exchange	Balance at
	December 31, 2011				December 31, 2012
Chargebacks	$246,673	$(2,323,889)	$2,345,398	$289	$268,471
Incentives offered to direct customers	$334,709	$(1,518,914)	$1,671,260	$607	$487,662
Returns	$128,633	$(133,038)	$161,064	$328	$156,987

We do not anticipate any significant changes to the methodologies that we use to measure chargebacks, incentives offered to direct customers or returns; however, the balances within these reserves can fluctuate significantly through the consistent application of our methodologies. In the current year, accruals for incentives offered to direct customers increased as a result of an increase in related sales and overall higher rebate rates, mainly in response to the competitive environment in various markets. Historically, we have not recorded in any current period any material amounts related to adjustments made to prior period reserves. Should any material amounts from any prior period be recorded in any current period such amounts will be disclosed.

Provisions for estimated discounts, sales allowances, promotional and other credits require a lower degree of subjectivity and are less complex in nature, yet, combined, represent a significant portion of the overall provisions. These provisions are estimated based on historical payment experience, historical relationships to revenues, estimated customer inventory levels and contract terms. Such provisions are determinable due to the limited number of assumptions and consistency of historical experience. Others, such as chargebacks and returns, require management to make more subjective judgments and evaluate current market conditions. These provisions are discussed in further detail below.

Chargebacks — The provision for chargebacks is the most significant and complex estimate used in the recognition of revenue. Mylan markets products directly to wholesalers, distributors, retail pharmacy chains, mail order pharmacies and group purchasing organizations. We also market products indirectly to independent pharmacies, managed care organizations, hospitals, nursing homes and pharmacy benefit management companies, collectively referred to as “indirect customers.” Mylan enters into agreements with its indirect customers to establish contract pricing for certain products. The indirect customers then independently select a wholesaler from which to actually purchase the products at these contracted prices. Alternatively, certain wholesalers may enter into agreements with indirect customers that establish contract pricing for certain products, which the wholesalers provide. Under either arrangement, Mylan will provide credit to the wholesaler for any difference between the contracted price with the indirect party and the wholesaler’s invoice price. Such credit is called a chargeback, while the difference between the contracted price and the wholesaler’s invoice price is referred to as the chargeback rate. The provision for chargebacks is based on expected sell-through levels by our wholesaler customers to indirect customers, as well as estimated wholesaler inventory levels. For the latter, in most cases, inventory levels are obtained directly from certain of our largest wholesalers. Additionally, internal estimates are prepared based upon historical buying patterns and estimated end-user demand. Such information allows us to estimate the potential chargeback that we may ultimately owe to our customers given the quantity of inventory on hand. We continually monitor our provision for chargebacks and evaluate our reserve and estimates as additional information becomes available. A change of 5% in the estimated sell-through levels by our wholesaler customers and in the estimated wholesaler inventory levels would have an effect on our reserve balance of approximately $15 million.

Returns — Consistent with industry practice, we maintain a return policy that allows our customers to return product within a specified period prior to and subsequent to the expiration date. Although application of the policy varies from country to country in accordance with local practices, generally, product may be returned for a period beginning six months prior to its expiration date to up to one year after its expiration date. The majority of our product returns occurs as a result of product dating, which falls within the range set by our policy, and are settled through the issuance of a credit to our customer. Although the introduction of additional generic competition does not give our customers the right to return product outside of our established policy, we do recognize that such competition could ultimately lead to increased returns. We analyze this on a case-by-case basis, when significant, and make adjustments to increase our reserve for product returns as necessary. Our estimate of the provision for returns is based upon our historical experience with actual returns, which is applied to the level of sales for the period that corresponds to the period during which our customers may return product. This period is known by us based on the shelf lives of our products at the time of shipment. Additionally, we consider factors such as levels of inventory in the distribution channel, product dating and expiration period, size and maturity of the market prior to a product launch, entrance into the market of additional generic competition, changes in formularies or launch of over-the-counter products, and make adjustments to the provision for returns in the event that it appears that actual product returns may differ from our established reserves. We obtain data with respect to the level of inventory in the channel directly from certain of our largest customers. A change of 5% in the estimated product return rate used in our calculation of our return reserve would have an effect on our reserve balance of approximately $8 million.

Intangible Assets, Goodwill and Contingent Consideration
We account for acquired businesses using the purchase method of accounting, which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective estimated fair values. The cost to acquire a business has been allocated to the underlying net assets of the acquired business based on estimates of their respective fair values. Amounts allocated to acquired in-process research and development (“IPR&D”) are capitalized at the date of an acquisition and, at the time, such IPR&D assets have indefinite lives. As products in development are approved for sale, amounts will be allocated to product rights and licenses and will be amortized over their estimated useful lives. Definite-lived intangible assets are amortized over the expected life of the asset. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

The judgments made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact our results of operations. Fair values and useful lives are determined based on, among other factors, the expected future period of benefit of the asset, the various characteristics of the asset and projected cash flows. Because this process involves management making estimates with respect to future sales volumes, pricing, new product launches, government reform actions, anticipated cost environment and overall market conditions, and because these estimates form the basis for the determination of whether or not an impairment charge should be recorded, these estimates are considered to be critical accounting estimates.

We record contingent consideration resulting from a business combination at its fair value on the acquisition date. Each reporting period thereafter, we revalue these obligations and record increases or decreases in their fair value as an adjustment to contingent consideration expense within the Consolidated Statements of Operations. Changes in the fair value of the contingent consideration obligations can result from adjustments to the discount rates, payment periods and adjustments in the probability of achieving future development steps, regulatory approvals, market launches, sales targets and profitability. These fair value measurements represent Level 3 measurements as they are based on significant inputs not observable in the market.

Significant judgment is employed in determining the assumptions utilized as of the acquisition date and for each subsequent measurement period. Accordingly, changes in assumptions described above, could have a material impact on our consolidated results of operations.

Goodwill and intangible assets, including IPR&D, are reviewed for impairment annually and/or when events or other changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Impairment of goodwill and indefinite-lived intangibles is determined to exist when the fair value is less than the carrying value of the net assets being tested. Impairment of definite-lived intangibles is determined to exist when undiscounted cash flows related to the assets are less than the carrying value of the assets being tested. Future events and decisions may lead to asset impairment and/or related costs.

Goodwill is allocated among and evaluated for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment. Mylan has four reporting units, of which three are included in the Generics Segment with the remaining reporting unit consisting of our Specialty Segment. As of the date of our most recent annual impairment test, April 1, 2012, approximately 91% of Mylan’s total goodwill is allocated to the three reporting units within the Generics Segment as follows: North America ($779 million), EMEA ($1.15 billion) and Asia Pacific ($1.27 billion), with the remainder ($322 million) allocated to our Specialty Segment and reporting unit.

In 2011, the FASB issued amended guidance on goodwill impairment testing. Under the revised guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit (“step 1”). We have adopted the guidance effective January 1, 2012 and performed the qualitative assessment for our North America and Specialty reporting units as part of our annual impairment test. We concluded that it was more likely than not that the fair value of the North America and Specialty reporting units is greater than the carrying amount, therefore no step 1 quantitative analysis was performed. Step 1 of the impairment analysis consists of a comparison of the estimated fair value of the individual reporting units with their carrying amount, including goodwill. In estimating each reporting unit’s fair value, we performed extensive valuation analysis, utilizing both income and market-based approaches, in our goodwill assessment process. We utilize an average of the two methods in estimating the fair value of the individual reporting units. The following describes the valuation methodologies used to derive the estimated fair value of the reporting units.

Income Approach: Under this approach to determine fair value, we discounted the expected future cash flows of each reporting unit. We used a discount rate, which reflected the overall level of inherent risk and the rate of return an outside investor would have expected to earn. To estimate cash flows beyond the final year of our model, we used a terminal value approach. Under this approach, we used estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) in the final year of our model, adjusted to estimate a normalized cash flow, applied a perpetuity growth assumption, and discounted by a perpetuity discount factor to determine the terminal value. We incorporated the present value of the resulting terminal value into our estimate of fair value.

Market-Based Approach: The Company also utilizes a market-based approach to estimate fair value, principally utilizing the guideline company method which focuses on comparing our risk profile and growth prospects to a select group of publicly traded companies with reasonably similar guidelines.

The Company performed its annual impairment test as of April 1, 2012, and the estimated fair value of the two reporting units tested, Asia Pacific and EMEA, were in excess of the carrying value of these reporting units. For the Asia Pacific reporting unit, the estimated fair value of this business exceeded its carrying value by approximately 15%. The Asia Pacific reporting unit has been impacted by government pricing reform measures in Australia and Japan and increased levels of competition. As it relates to the income approach for the Asia Pacific unit, we forecasted cash flows for the next ten years. During the forecast period, the revenue compound annual growth rate (“CAGR”) was approximately 8%. A terminal value year was calculated with a 4% revenue growth rate. The CAGR in EBITDA margins was approximately 3% over the period of estimated cash flows. The discount rate utilized was 10.9%. Under the market-based approach, we utilized an estimated range of market multiples of 9.0 to 10.0 times EBITDA plus a control premium of 10%. The averaging of the two valuation methods did not significantly impact the estimated fair value of the Asia Pacific reporting unit.

As it relates to the income approach for the EMEA reporting unit at April 1, 2012, we forecasted cash flows for the next ten years. During the forecast period, the revenue CAGR was approximately 9%. A terminal value year was calculated with a 2% revenue growth rate. The discount rate utilized was 9.5%. Under the market-based approach, we utilized an estimated range of market multiples of 8.5 to 10.0 times EBITDA plus a control premium of 15%. The estimated fair value of the EMEA reporting unit exceeded its carrying value by approximately 30%.

Due to declining actual and projected revenue and cash flows in the Asia Pacific and EMEA reporting units, the Company concluded that potential goodwill impairment indicators existed as of December 31, 2012. As a result, the Company performed an interim goodwill impairment analysis during the fourth quarter of 2012.

As it relates to the Asia Pacific reporting unit, the significant assumptions utilized in the interim goodwill impairment test performed in the fourth quarter were consistent with the annual impairment test. The interim impairment test included updated projected operating results, and the discount rate utilized was 11.0%. The estimated fair value of this reporting unit exceeded its carrying value by approximately 10% at December 31, 2012.

As it relates to the EMEA reporting unit, the significant assumptions utilized in the interim goodwill impairment test performed in the fourth quarter were consistent with the annual impairment test. The interim impairment test included updated projected operating results, and the discount rate utilized was 9.6%. The estimated fair value of this reporting unit exceeded its carrying value by approximately 20% at December 31, 2012.

The determination of the fair value of the reporting units requires us to make significant estimates and assumptions that affect the reporting unit’s expected future cash flows. These estimates and assumptions primarily include, but are not limited to, market multiples, control premiums, the discount rate, terminal growth rates, operating income before depreciation and amortization, and capital expenditures forecasts. Due to the inherent uncertainty involved in making these estimates, actual results could differ from those estimates. In addition, changes in underlying assumptions, especially as it relates to the key assumptions detailed, could have a significant impact on the fair value of the reporting units.

In the event the estimated fair value of a reporting unit is less than the carrying value, additional analysis would be required. The additional analysis would compare the carrying amount of the reporting unit’s goodwill with the implied fair value of that goodwill. The implied fair value of goodwill is the excess of the fair value of the reporting unit over the fair value amounts assigned to all of the assets and liabilities of that unit as if the reporting unit was acquired in a business combination and the fair value of the reporting unit represented the purchase price. If the carrying value of goodwill exceeds its implied fair value, an impairment loss equal to such excess would be recognized, which would likely materially impact the Company’s reported results of operations.

As a result of the interim goodwill impairment test performed for the Asia Pacific and EMEA reporting units, we have also assessed the recoverability of certain long-lived assets contained with these two reporting units. Any impairment of these assets must be considered prior to our impairment review of goodwill. The assessment for impairment is based on our ability to recover the carrying value of the long-lived assets by analyzing the expected future undiscounted pre-tax cash flows specific to the asset grouping.

We assess the recoverability of the carrying value of long-lived assets at the lowest level for which identifiable undiscounted cash flows are largely independent of the cash flows of other assets and liabilities. For the Asia Pacific and EMEA reporting units, this assessment is generally performed at the country level within the reporting units. If these cash flows are less than the carrying value of long-lived assets within the asset group, an impairment loss is measured based on the difference between the estimated fair value and carrying value. Significant management judgment is involved in estimating the recoverability of these assets and is dependent upon the accuracy of the assumptions used in making these estimates, as well as how the estimates compare to the eventual future operating performance of the specific asset grouping. The results of our analysis performed in the fourth quarter of 2012 indicate that the undiscounted pre-tax cash flows in the individual asset groupings were sufficient to support the recoverability of the long-lived assets. Certain asset groupings in the Asia Pacific reporting unit, principally Japan and Australia, and the EMEA reporting unit, principally Portugal, Spain and Germany, remain at risk for potential impairment charges if the projected operating results are not achieved. Any future long-lived assets impairment charges would likely materially impact the Company’s reported results of operations.

Income Taxes
We compute our income taxes based on the statutory tax rates and tax planning opportunities available to Mylan in the various jurisdictions in which we generate income. Significant judgment is required in determining our income taxes and in evaluating our tax positions. We establish reserves in accordance with Mylan’s policy regarding accounting for uncertainty in income taxes. Our policy provides that the tax effects from an uncertain tax position be recognized in Mylan’s financial statements, only if the position is more likely than not of being sustained upon audit, based on the technical merits of the position. We adjust these reserves in light of changing facts and circumstances, such as the settlement of a tax audit. Our provision for income taxes includes the impact of reserve provisions and changes to reserves. Favorable resolution would be recognized as a reduction to our provision for income taxes in the period of resolution.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred in certain taxing jurisdictions over the three-year period ended December 31, 2012. Such objective evidence limits the ability to consider other subjective evidence such as our projections for future growth.

Based on this evaluation, as of December 31, 2012, a valuation allowance of $249.4 million has been recorded in order to measure only the portion of the deferred tax asset that more likely than not will be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as projections for growth.

The resolution of tax reserves and changes in valuation allowances could be material to Mylan’s results of operations or financial position. A variance of 5% between estimated reserves and valuation allowances and actual resolution and realization of these tax items would have an effect on our reserve balance and valuation allowance of approximately $7 million and $12 million, respectively.

Legal Matters
Mylan is involved in various legal proceedings, some of which involve claims for substantial amounts. An estimate is made to accrue for a loss contingency relating to any of these legal proceedings if it is probable that a liability was incurred as of the date of the financial statements and the amount of loss can be reasonably estimated. Because of the subjective nature inherent in assessing the outcome of litigation and because of the potential that an adverse outcome in a legal proceeding could have a material adverse effect on our financial position, results of operations, and our cash flow, such estimates are considered to be critical accounting estimates.

A variance of 5% between estimated and recorded litigation reserves (excluding indemnified claims) and actual resolution of certain legal matters would have an effect on our litigation reserve balance of approximately $5 million.

Recent Accounting Pronouncements

In June and December 2011, the Financial Accounting Standards Board issued revised accounting guidance for the presentation of comprehensive income. Under this guidance, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The guidance eliminates the option to present the components of other comprehensive income as a part of the statement of changes in stockholders’ equity. The amended guidance is effective for fiscal years beginning after December 15, 2011, and it must be applied retrospectively. The Company adopted the guidance during the year ended December 31, 2012, with retrospective application to the years ended December 31, 2011 and 2010 by presenting the Consolidated Statements of Comprehensive Earnings. The adoption of the guidance did not have a material effect on our results of operations, financial position or cash flows.

In December 2011 and January 2013, the FASB issued revised accounting guidance for an entity with particular financial instruments and derivative instruments that offset in accordance with ASC 210-20-45, Balance Sheet — Other Presentation Matters or ASC 815-10-45, Derivatives and Hedging — Other Presentation Matters. Under the amendments in this update, an entity with financial instruments that are offset in the financial statement or subject to enforceable master netting arrangements or similar agreements must disclose the gross amount recognized for the asset/liability, the offsetting amounts, the net amounts presented on the balance sheet and any amounts subject to enforceable master netting arrangements. The amended guidance is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within the annual period, and it must be applied retrospectively. The Company adopted the guidance during the three months ended March 31, 2013 and has applied the guidance retrospectively to all periods presented. The adoption of the guidance did not have a material effect on the Company's results of operations, financial position or cash flows for any period presented.